Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2020 SECOND QUARTER RESULTS

•Q2 2020 GAAP diluted EPS was ($0.01) with adjusted diluted EPS of $0.08, compared to Q2 2019 GAAP diluted EPS and adjusted diluted EPS of $0.94.

•Q2 2020 Sales were $379 million, compared to $609 million in Q2 2019.

•Free Cash Flow YTD of $33 million, with $52 million generated in the second quarter.

•Liquidity remains strong, increasing to $689 million, with cash on hand of $257 million and revolver borrowing availability of $432 million, at June 30, 2020.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2020	2019	% Change	2020	2019	% Change

Net Sales	$378.7	$609.0	(37.8)%	$919.7	$1,218.9	(24.5)%
Net sales change in constant currency			(38.2)%			(24.6)%
Operating Income	6.4	115.1	(94.4)%	72.1	217.9	(66.9)%
Net Income (Loss)	(1.0)	80.9	N/M	41.4	153.1	(73.0)%
Diluted net income (loss) per common share	$(0.01)	$0.94	N/M	$0.49	$1.78	(72.5)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$19.5	$115.1	(83.1)%	$99.9	$217.9	(54.2)%
As a % of sales	5.1%	18.9%		10.9%	17.9%
Adjusted Net Income	6.4	80.9	(92.1)%	60.2	153.1	(60.7)%
Adjusted diluted net income per share	$0.08	$0.94	(91.5)%	$0.72	$1.78	(59.6)%

STAMFORD, Conn. July 27, 2020 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2020 results including net sales of $378.7 million and adjusted diluted EPS of $0.08 per share.

Chairman, CEO and President Nick Stanage said, “The Aerospace industry has been hit by an unprecedented economic headwind as a result of the COVID-19 pandemic. We reacted quickly in response to the initial downturn in March to begin restructuring our business and align our costs to the changing demand for our products and continued those actions throughout the second quarter. We are working closely with our customers to understand and align with their changing demand requirements, as well as the adjustments being made throughout our supply chains. I am extremely proud of the way the Hexcel team has responded to the huge challenges at hand. We will continue to remain responsive and flexible to take further difficult steps throughout the year as needed.”

Reflecting on company performance during the quarter, Mr. Stanage said, “Second quarter sales were down 38% compared to the same quarter in 2019, resulting principally from the pandemic. OEM build rates have been reduced substantially, coupled with a significant and rapid move to reduce inventory across the OEM supply chain, particularly for carbon fiber. This near-term significant reduction in demand for our products and the margin mix impact of lower carbon fiber sales led to the drop in Hexcel’s operating margin and ultimately the reported quarterly adjusted EPS of $0.08.”

Mr. Stanage continued, “We had a strong balance sheet when the pandemic began. We have taken actions to drive positive free cash flow generation during the second quarter resulting in a sequential increase in liquidity of $53 million, further strengthening the balance sheet. Our actions give us confidence that we will continue to generate additional cash  in the second half of 2020, a significant portion of which we expect will come from strong management of working capital, driven by a reduction in inventory. We are positioning Hexcel’s cost structure to generate strong margin performance when our markets stabilize and sales growth returns. Hexcel is a world leader in advanced composite materials and we continue to invest in new technologies to position us for next generation programs.”

Markets

Sales in the second quarter of 2020 were $378.7 million compared to $609.9 million in the second quarter of 2019.

Commercial Aerospace

•

Commercial Aerospace sales of $203.9 million decreased 51.0% (51.5% in constant currency) for the quarter compared to the second quarter of 2019. There were significantly lower sales across all major programs, with the Airbus A350 driving the largest quarterly revenue impact compared to Q2 2019. Build rates across Commercial Aerospace have decreased rapidly in response to the COVID-19 pandemic. Further, the start of inventory reductions in the supply chain during the second quarter of 2020, accentuated the impact of the sales decrease.

•

Sales to “Other Commercial Aerospace,” which include regional and business aircraft, fell by 25.0% for the second quarter of 2020 compared to the second quarter of 2019 as demand was negatively impacted by the pandemic.

Space & Defense

•

Space & Defense sales of $108.4 million decreased 3.0% (3.6% in constant currency) for the quarter as compared to 2019. The decrease was due to lower demand from a number of international space & defense programs as aggregate U.S. space and defense sales were up nominally in the second quarter of 2020 compared to the second quarter of 2019.

Industrial

•	Total Industrial sales of $66.4 million in the second quarter were down 17.7% (16.6% in constant currency) compared to the second quarter of 2019.

•	Wind energy sales (the largest submarket in Industrial), experienced a decline of 13.6% in constant currency compared to the second quarter of 2019 as customer demand softened.

Consolidated Operations

Gross margin for the second quarter was 14.5% compared to 27.7% in the prior year period. Selling, general and administrative and R&T expenses for the second quarter of 2020 were 34% lower than the prior year, as cost reduction actions began to take effect, including headcount reductions and minimizing discretionary spending. Other operating expenses were principally comprised of severance. Adjusted operating income in the second quarter of 2020 was $19.5 million, or 5.1% of sales, compared to $115.1 million, or 18.9% of sales in 2019. The impact of exchange rates in the second quarter of 2020 was negative by approximately forty basis points compared to 2019.

Year-to-Date 2020 Results

Sales of $919.7 million for the first six months of 2020 decreased 24.6% in constant currency compared to the same period in 2019.

Commercial Aerospace (62% of YTD sales)

•

Commercial Aerospace sales of $566.8 million decreased 32.2% in constant currency compared to the first six months of 2019 due to significant production cuts across the major aircraft programs during the second quarter of 2020 and only minimal sales for the Boeing 737 MAX program.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, decreased 10.6% year to date. Business jet demand weakened moderately compared to the prior year period.

Space & Defense (24% of YTD sales)

•	Space & Defense sales of $220.0 million were unchanged in constant currency compared to the first six months of 2019.

Industrial (14% of YTD sales)

•	Total Industrial sales of $132.9 million decreased 19.2% in constant currency compared to the first six months of 2019.
•	For the first six months of 2020, wind energy sales decreased 17.6% in constant currency compared to last year due to production disruptions caused by the pandemic and lower customer demand.

Consolidated Operations

Gross margin for the first six months of 2020 was 21.3% compared to 27.6% in the prior year period. Selling, general and administrative and R&T expenses for the first six months of 2020 decreased $22.2 million compared to the prior year, due to cost reduction actions. Other operating expenses included severance costs and non-recurring advisory and professional fees and expenses related to the terminated merger with Woodward.  Adjusted operating income for the first six months of 2020 was $99.9 million, or 10.9% of sales, compared to $217.9 million, or 17.9% of sales in 2019. The impact of exchange rates in the first six months of 2020 was negative by approximately thirty basis points compared to 2019.

Previously communicated initiatives to realign company operations and the cost structure with lower demand levels remain on track. Global labor costs have been cut through permanent workforce reductions and furloughs, both in the U.S. and Europe. Discretionary spending remains tightly controlled and capital expenditures are being minimized. Additional cost reduction actions continue, including further permanent workforce reductions that are under development, some of which have already been initiated in certain geographies and will be completed in the coming months. Operations will be suspended temporarily at certain sites during the third quarter of 2020 to align production and inventory with current demand levels.

Employee safety has been a long-time priority for Hexcel and now building on this we have incorporated measures to further keep our employees safe in response to the Covid-19 pandemic. Work cells, production flows and processes have been redesigned globally to ensure safe social distancing. Enhanced cleaning and sanitation processes have been put in place and additional personal protection equipment has been provided to our employees. Clear protocols for safe working have been implemented across the company.

Cash, 2020 Guidance Update and other

•

The effective tax rate year-to-date is 16.5%. The tax provision included a $2.7 million benefit, primarily for the release of reserves of unrecognized tax benefits, as a result of tax audit settlements in the second quarter of 2020.  Excluding this benefit, the adjusted year-to-date tax rate is now 21.9%. The underlying effective rate for the remainder of 2020 continues to be 23%.

•

Net cash generated from operating activities for the first six months of 2020 was $73.6 million, compared to $157.2 million for the first six months of 2019. Capital expenditures were $40.4 million for the first six months of 2020 compared to $99.3 million for the first six months of 2019. Free cash flow was $33.2 million for the first six months of 2020 compared to $57.9 million for the first six months of 2019. Working capital was a cash source of $42.8 million in Q2 2020 as compared to a use of $4.3 million in Q2 2019. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Reflecting our confidence in generating free cash flow for the remainder of 2020, we paid down half, or $125 million of the $250 million proactive revolver draw made in late March 2020. Revolver borrowing availability was $432 million at June 30, 2020.

•

The share repurchase program remains temporarily suspended during this period of market uncertainty and no shares were repurchased during the second quarter of 2020. The remaining authorization under the share repurchase program at June 30, 2020 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.

•	The Company continues to withhold financial guidance due to the market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on July 28, 2020 to discuss second quarter 2020 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (778) 560-2891. The conference ID is 7546194. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate and return to service of the Boeing 737 MAX and the related impact on our revenues; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins  in view of the current economic environment; projections regarding our tax rate; the anticipated impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2020 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced consumer demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including reduction in revenue related to a prolonged suspension of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with reduced demand; inability to effectively motivate and retain necessary workforce; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2020	2019	2020	2019
Net sales	$378.7	$609.0	$919.7	$1,218.9
Cost of sales	323.8	440.2	723.9	882.9
Gross margin	54.9	168.8	195.8	336.0
% Gross Margin	14.5%	27.7%	21.3%	27.6%

Selling, general and administrative expenses	24.1	39.5	70.6	89.0
Research and technology expenses	11.3	14.2	25.3	29.1
Other operating expense	13.1	-	27.8	-
Operating income	6.4	115.1	72.1	217.9

Interest expense, net	10.7	11.9	22.7	23.9
Income (loss) before income taxes, and equity in earnings of affiliated companies	(4.3)	103.2	49.4	194.0
Provision for (benefit from) income taxes	(3.6)	23.6	8.2	44.2
Income (loss) before equity in earnings of affiliated companies	(0.7)	79.6	41.2	149.8
Equity in earnings (loss) from affiliated companies	(0.3)	1.3	0.2	3.3
Net income (loss)	$(1.0)	$80.9	$41.4	$153.1

Basic net income (loss) per common share:	$(0.01)	$0.95	$0.49	$1.80

Diluted net income (loss) per common share:	$(0.01)	$0.94	$0.49	$1.78

Weighted-average common shares:
Basic	83.7	85.2	83.7	85.1
Diluted	83.7	86.2	84.1	86.1

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2020	2019
Assets
Cash and cash equivalents	$257.2	$64.4
Accounts receivable, net	191.6	227.6
Inventories, net	316.6	333.1
Contract assets	54.7	52.7
Prepaid expenses and other current assets	29.5	27.1
Total current assets	849.6	704.9

Property, plant and equipment	3,094.9	3,075.1
Less accumulated depreciation	(1,193.1)	(1,132.3)
Net property, plant and equipment	1,901.8	1,942.8

Goodwill and other intangible assets, net	275.6	280.4
Investments in affiliated companies	45.0	46.5
Other assets	150.5	154.0
Total assets	$3,222.5	$3,128.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.5	$9.5
Accounts payable	73.2	157.6
Accrued compensation and benefits	48.6	74.4
Accrued liabilities	97.6	81.1
Total current liabilities	219.9	322.6

Long-term debt	1,264.7	1,050.6
Retirement obligations	54.1	53.3
Other non-current liabilities	246.9	256.0
Total liabilities	$1,785.6	$1,682.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.6 shares issued at June 30, 2020 and 109.3 shares issued at December 31, 2019	$1.1	$1.1
Additional paid-in capital	844.6	829.9
Retained earnings	2,006.1	1,978.9
Accumulated other comprehensive loss	(138.0)	(118.7)
	2,713.8	2,691.2

Less – Treasury stock, at cost, 26.1 at June 30, 2020 and 25.7 shares issued at December 31, 2019, respectively	(1,276.9)	(1,245.1)
Total stockholders' equity	1,436.9	1,446.1
Total liabilities and stockholders' equity	$3,222.5	$3,128.6

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2020	2019

Cash flows from operating activities
Net income	$41.4	$153.1
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	70.4	72.7
Amortization related to financing	0.5	0.9
Deferred income taxes	(0.1)	6.8
Equity in earnings from affiliated companies	(0.2)	(3.3)
Stock-based compensation	12.7	13.5
Merger and restructuring expense	27.8	-
Merger and restructuring cash payments	(20.2)	-

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	34.3	(48.0)
Decrease (increase) in inventories	14.6	(36.3)
Increase in prepaid expenses and other current assets	(5.7)	(15.8)
(Decrease) increase in accounts payable/accrued liabilities	(95.2)	17.4
Other - net	(6.7)	(3.8)
Net cash provided by operating activities (a)	73.6	157.2

Cash flows from investing activities
Capital expenditures (b)	(40.4)	(99.3)
Acquisitions of business and investments in affiliates	-	(163.2)
Net cash used in investing activities	(40.4)	(262.5)

Cash flows from financing activities
Net borrowing from senior unsecured credit facilities	255.0	176.0
Repayments of Euro term loan	(49.9)	-
Repayment of finance lease obligation and other debt, net	(0.2)	(9.4)
Issuance costs related to senior credit facility	-	(2.2)
Dividends paid	(14.2)	(25.5)
Repurchase of stock	(24.6)	(11.2)
Activity under stock plans	(5.2)	0.5
Net cash provided by financing activities	160.9	128.2
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(0.2)
Net increase in cash and cash equivalents	192.8	22.7
Cash and cash equivalents at beginning of period	64.4	32.7
Cash and cash equivalents at end of period	$257.2	$55.4

Supplemental data:
Free Cash Flow (a)+(b)	$33.2	$57.9
Accrual basis additions to property, plant and equipment	$33.4	$107.6

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2020 and 2019				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$203.9	$416.5	(51.0)	$3.9	$420.4	(51.5)
Space & Defense	108.4	111.8	(3.0)	0.7	112.5	(3.6)
Industrial	66.4	80.7	(17.7)	(1.1)	79.6	(16.6)
Consolidated Total	$378.7	$609.0	(37.8)	$3.5	$612.5	(38.2)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	53.9	68.4			68.6
Space & Defense	28.6	18.4			18.4
Industrial	17.5	13.2			13.0
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2020 and 2019				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2020	2019	%	Effect (b)	2019	%
Commercial Aerospace	$566.8	$832.0	(31.9)	$4.2	$836.2	(32.2)
Space & Defense	220.0	219.6	0.2	0.1	219.7	0.1
Industrial	132.9	167.3	(20.6)	(2.9)	164.4	(19.2)
Consolidated Total	$919.7	$1,218.9	(24.5)	$1.4	$1,220.3	(24.6)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	61.6	68.3			68.5
Space & Defense	23.9	18.0			18.0
Industrial	14.5	13.7			13.5
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended June 30, 2019 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2020 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2020
Net sales to external customers	$306.2	$72.5	$-	$378.7
Intersegment sales	15.4	0.4	(15.8)	-
Total sales	321.6	72.9	(15.8)	378.7

Other operating expense	8.5	2.4	2.2	13.1
Operating income (loss)	20.1	(0.5)	(13.2)	6.4
% Operating margin	6.3%			1.7%

Depreciation and amortization	30.8	4.0	0.1	34.9
Stock-based compensation expense	(0.3)	(0.1)	(1.3)	(1.7)
Accrual based additions to capital expenditures	10.5	1.0	-	11.5

Second Quarter 2019
Net sales to external customers	$484.0	$125.0	$-	$609.0
Intersegment sales	21.5	-	(21.5)	-
Total sales	505.5	125.0	(21.5)	609.0

Operating income (loss)	111.8	16.3	(13.0)	115.1
% Operating margin	22.1%	13.0%		18.9%

Depreciation and amortization	30.1	3.8	0.1	34.0
Stock-based compensation expense	1.1	0.4	0.9	2.4
Accrual based additions to capital expenditures	49.0	1.1	-	50.1

First Six Months 2020
Net sales to external customers	$744.7	$175.0	$-	$919.7
Intersegment sales	40.2	0.9	(41.1)	-
Total sales	784.9	175.9	(41.1)	919.7

Other operating expense	9.1	2.7	16.0	27.8
Operating income (loss)	111.6	6.0	(45.5)	72.1
% Operating margin	14.2%	3.4%		7.8%

Depreciation and amortization	62.6	7.7	0.1	70.4
Stock-based compensation expense	4.4	1.1	7.2	12.7
Accrual based additions to capital expenditures	30.7	2.7	-	33.4

First Six Months 2019
Net sales to external customers	$971.7	$247.2	$-	$1,218.9
Intersegment sales	40.7	0.1	(40.8)	-
Total sales	1,012.4	247.3	(40.8)	1,218.9

Operating income (loss)	224.3	31.1	(37.5)	217.9
% Operating margin	22.2%	12.6%		17.9%

Depreciation and amortization	65.0	7.6	0.1	72.7
Stock-based compensation expense	5.2	1.2	7.1	13.5
Accrual based additions to capital expenditures	105.8	1.8	-	107.6

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS, Tax Rate and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
GAAP operating income	$6.4	$115.1	$72.1	$217.9
Other operating expense (a)	13.1	-	27.8	-
Non-GAAP operating income	$19.5	$115.1	$99.9	$217.9

	Unaudited
	Quarters Ended June 30,
	2020			2019
(In millions, except per diluted share data)	Net Income (Loss)	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$(1.0)	$(0.01)	N/M	$80.9	$0.94	22.9
Other operating expense (a)	10.1	0.12		-	-	-
Tax benefit (b)	(2.7)	(0.03)		-	-	-
Non-GAAP	$6.4	$0.08	N/M	$80.9	$0.94	22.9

	Unaudited
	Six Months Ended June 30,
	2020			2019
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$41.4	$0.49	16.5	$153.1	$1.78	22.8
Other operating expense (a)	21.5	0.26	-	-	-	-
Tax benefit (b)	(2.7)	(0.03)	5.4	-	-	-
Non-GAAP	$60.2	$0.72	21.9	$153.1	$1.78	22.8

	Unaudited
	Six Months Ended June 30,
(In millions)	2020	2019
Net cash provided by operating activities	$73.6	$157.2
Less: Capital expenditures	(40.4)	(99.3)
Free cash flow (non-GAAP)	$33.2	$57.9

(a)	The quarter and six months ended June 30, 2020 includes restructuring expenses as well as costs related to the terminated merger with Woodward, Inc.
(b)	The quarter and six months ended June 30, 2020 includes a tax benefit primarily due to the release of reserves of unrecognized tax benefits as a result of tax audit settlements.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share, the adjusted tax rate, and free cash flow,  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2020	2019	2019

Current portion finance lease	$0.5	$0.6	$0.7
Current portion of Euro term loan	-	8.9	9.0
Total current debt	0.5	9.5	9.7

Non-current portion of Euro term loan	-	41.5	42.0
Senior unsecured credit facility	568.0	313.0	378.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.6)	(1.7)	(1.9)
Senior notes deferred financing costs	(3.8)	(4.2)	(4.5)
Other debt	2.1	2.0	2.2
Total long-term debt	1,264.7	1,050.6	1,115.8
Total Debt	1,265.2	1,060.1	1,125.5
Less: Cash and cash equivalents	(257.2)	(64.4)	(55.4)
Total debt, net of cash	$1,008.0	$995.7	$1,070.1